OnDeck

APPROVED LOAN AMOUNT

$75,000.00

THANK YOU FOR WORKING WITH US!

Dear **KENNETH KOVIE**,

Congratulations on being approved for a small business loan with OnDeck! We want to thank you for this opportunity to help your business grow.

As a final step, please review the checklist below.

Please read these documents carefully - submitting all required documents will ensure you receive your funds quickly.

YOUR FUNDING ADVISOR

Northstar Capital LLC

Name: **Lawrence Foont**

Phone: **(561) 328-2220**

Email: **northstarcapitalfunding@gmail.com**

YOUR LOAN SPECIALIST

Name: **Michael Vas Nunes**

Phone: **917-677-7108**

Email: **mvasnunes@ondeckcapital.com**

FINAL STEPS TO RECEIVING YOUR ONDECK SMALL BUSINESS LOAN

- **Review Your Loan Details**
- **Submit Your Closing Documents**
- **Sign Your Business Loan & Security Agreement** (Sections 48 & 49)

OnDeck>

STEP 1

REVIEW YOUR LOAN DETAILS

Your business is days away from your **$75,000.00** loan. Please review the details below, and continue to the next page to complete your closing documents.

YOUR LOAN DETAILS	
Amount	$75,000.00
Term (months)	18
Loan Origination Fee	$1,875.00
Disbursement Amount	$73,125.00
YOUR PAYBACK DETAILS	
Total Payback	$108,750.60 Total payback of $108,750.60 with $75,000.00 in principal and $33,750.60 of interest
Cents on the Dollar	$1.45
Daily Payment	$287.70
Number of Daily Payments	378

The Disbursement Amount above is what will appear in your bank account as your loan proceeds, after the Origination Fee is assessed. The Loan Origination Fee is assessed up front and covers the costs of collecting and processing your application.

STEP 2

SUBMIT YOUR CLOSING DOCUMENTS

Please remember to include all sides, and every page of each document.

- **BLSA Supplement;Driver's License;ACH Agreement;Valid email address;Signed BLSA;Merchant Cash Advance Payoff Letter;Voided Check**

HOW TO SUBMIT THESE DOCUMENTS

You have 3 easy options. Please remember to include your company's name and application number on all communications.

- You can upload scanned copies via your online account
- You can fax documents to 1-800–363-1160
- You can email scanned copies directly to PartnerLoanDocs@ondeckcapital.com.

Questions? *See the following page for a detailed description of our required closing documents.*

STEP 3

CLOSING DOCUMENTS EXPLAINED

See previous page for what documents your loan requires.

1. Business Loan & Security Agreement (BLSA)

A. Must be signed by owners and guarantors listed in Sections section 48 and 49 of the Business Loan and Security Agreement
B. Supplement to the BLSA – a summary of Payment and Fee Terms
C. Authorization Agreement for ACH Credit & Debit – permission to debit daily payment
  - Completely executed using bank account information provided with loan application
  - Include a Voided Check

2. Driver's License

3. Valid Email Address

A. To ensure the delivery of important information regarding your loan status

4. Other Documents We May Request:

A. Business Lease OR Business Utility Bill OR Business License
B. Landlord Name and Phone Number - to verify your business address
C. Home Utility Bill - to verify home address
D. MCA Payoff Letter - if you have an outstanding MCA loan, we might request a confirmation of the remaining balance
E. Bank Verification - for confirmation of the bank statements provided
F. Latest Fully Executed Tax Return
  a. Personal filing or extension if you file as a sole proprietorship – must include:
    - Fully executed Schedule C (Company name, address and tax ID)
    - Signature of preparer or preparer 's PIN
  b. Business filing if you do not file as a sole proprietorship – must include:
    - Company name, address, tax ID
    - Fully executed Schedule E or K-1 showing corporate ownership
G. Exhibit A for Split Funding
H. Transfer Account Documents

STEP 4

HAVE YOU COMPLETED THESE ITEMS?

> **I have reviewed my loan details.**

> **I have signed my Business Loan & Security Agreement.**

> **I have submitted my closing documents.**

- BLSA Supplement;Driver's License;ACH Agreement;Valid email address;Signed BLSA;Merchant Cash Advance Payoff Letter;Voided Check

---

✓ If you've completed the items above, *congratulations!*

We are standing by to review your documents. If you submitted all documents correctly, your loan will be funded shortly (typically 1 business day).

If you have any questions, please don't hesitate to contact **Michael Vas Nunes**.

Alternatively, you may also contact OnDeck Customer Service at **888-269-4246.**

We look forward to working with your business!

BUSINESS LOAN AND SECURITY AGREEMENT SUPPLEMENT

This Business Loan and Security Agreement Supplement is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower's records.

Borrower:	KEN'S CUSTOM UPHOLSTERY INC.
Lender:	**On Deck Capital, Inc.**
Disbursement Amount: Amount of Loan less Origination Fee	**$73,125.00** *Note that the Disbursement Amount will be reduced by any amounts owed to Lender from a prior loan or used to pay off an amount owed to a third party lender.*
Amount of Loan ("Loan"):	**$75,000.00**
Total Repayment Amount: Amount of Loan plus Interest	**$108,750.60** *Total payback of* **$108,750.60** *with* **$75,000.00** *in principal and* **$33,750.60** *of interest*
Payment Schedule:	378 payments of $287.70 due each business day beginning on the first business day after the Loan Disbursement Amount is disbursed to you. *"Business day" means any Monday through Friday, except for Federal Reserve holidays.*
Fees:	Origination Fee: **$1,875.00** Returned Payment Fee: **$25.00** Late Fee: (maximum $50 within any 20 day period) **$10.00**

Please initial this document here ____________________

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSIT (ACH CREDIT) AND DIRECT PAYMENTS (ACH DEBITS)

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) is part of (and incorporated by reference into) the Business Loan and Security Agreement. Borrower should keep this important legal document for Borrower's records.

DISBURSMENT OF LOAN PROCEEDS. By signing below, Borrower authorizes Lender to disburse the Loan proceeds less the amount of any applicable fees upon Loan approval by initiating an ACH credit, wire transfer or similar means to the checking account indicated below (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the "Designated Checking Account") in the disbursal amount set forth in the accompanying Business Loan and Security Agreement Supplement. This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower's depository bank a reasonable opportunity to act on it.

AUTOMATIC PAYMENT PLAN. Enrollment in Lender's Automatic Payment Plan is required for Loan approval. By signing below, Borrower agrees to enroll in the Automatic Payment Plan and authorizes Lender to collect payments required under the terms of Borrower's Business Loan and Security Agreement by initiating ACH debit entries to the Designated Checking Account in the amounts and on the dates provided in the payment schedule set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower authorizes Lender to increase the amount of any scheduled ACH debit entry or assess multiple ACH debits for the amount of any previously scheduled payment(s) that was not paid as provided in the payment schedule and any unpaid Fees. This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower's depository bank a reasonable opportunity to act on it. Lender may suspend or terminate Borrower's enrollment in the Automatic Payment Plan immediately if Borrower fails to keep Borrower's designated checking account in good standing or if there are insufficient funds in Borrower's checking account to process any payment. **If Borrower revokes the authorization or Lender suspends or terminates Borrower's enrollment in the Automatic Payment Plan, Borrower still will be responsible for making timely payments pursuant to the alternative payment methods described in the Business Loan and Security Agreement.**

BUSINESS PURPOSE ACCOUNT. By signing below, Borrower attests that the Designated Checking Account was established for business purposes and not primarily for personal, family or household purposes.

ACCOUNT CHANGES. Borrower agrees to notify Lender promptly if there are any changes to the account and routing numbers of the Designated Checking Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower's bank as the result of credits or debits initiated under this agreement. The origination of ACH transactions to Borrower's account must comply with the provisions of U.S. law.

Depository Name: ____________________

Branch: ____________________

City: __________ State: __________ Zip: __________

Routing Number: __________ Account Number: __________

Print Business Account Holder Name: __________ Tax ID Number: __________

Signature: __________ Title: __________

Date: __________

1. INTRODUCTION. This Business Loan and Security Agreement ("Agreement") governs your business loan ("Loan") from On Deck Capital, Inc. Please read it and keep it for your reference. In this Agreement, the words "you," "your" and "Borrower" means each individual or entity that signs this Agreement or on whose behalf this Agreement is signed. The words "Lender", "we", "us", and "our" mean On Deck Capital, Inc. or its successor(s) and assign(s).

2. EFFECTIVE DATE. This Agreement begins on the date we accept this Agreement in Virginia. Borrower understands and agrees that Lender may postpone, without penalty, the disbursement of amounts to Borrower until all required security interests have been perfected and Lender has received all required personal guarantees or other documentation.

3. AUTHORIZATION. Borrower agrees that the Loan made by Lender to Borrower shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to a duly authorized request on its behalf.

4. LOAN FOR SPECIFIC PURPOSES ONLY. The proceeds of the requested Loan may solely be used for the specific purposes as set forth in the Use of Proceeds Certification contained in Section 49 below, and not for any other purposes. In addition, the Loan will not be used for personal, family or household purposes. Borrower understands that Borrower's agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to the Loan or the Agreement. Borrower also understands that Lender will be unable to confirm whether the use of the Loan conforms to this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender's right to (i) enforce Borrower's promise to pay for all amounts owed under this Agreement, regardless of the purpose for which the Loan is in fact obtained or (ii) use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer purposes.

5. DISBURSEMENT OF LOAN PROCEEDS AND MAINTENANCE OF BORROWER'S BANK ACCOUNT. If Borrower applied and was approved for a Loan, Borrower's Loan will be disbursed upon approval as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). Borrower agrees to maintain Direct Payments (ACH Debits) in its operating account which is the account that was reviewed in conjunction with underwriting and approval of this Loan (including keeping such account open until the Total Repayment Amount had been completely repaid).

6. PROMISE TO PAY. Borrower agrees to pay Lender the Total Repayment Amount shown in the accompanying Business Loan and Security Agreement Supplement in accordance with the Payment Schedule shown in the Business Loan and Security Agreement Supplement. Borrower agrees to enroll in Lender's Automatic Payment Plan and authorizes Lender to collect required payments as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits). If required by Lender, Borrower further agrees and authorizes Lender or its servicer to collect required payments from a transfer account established pursuant to certain Transfer Account Loan Documentation that will be provided by Lender in connection with this Business Loan and Security Agreement if applicable.

7. ALTERNATIVE PAYMENT METHODS. If Borrower knows that for any reason Lender will be unable to process a payment under Lender's Automatic Payment Plan, then Borrower must either restore sufficient funds such that the missed payment can be collected as provided in the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), or promptly mail or deliver a check to Lender in the amount of the missed payment or, if offered, make the missed payment by any pay-by-phone or on-line service that Lender may make available from time to time. If Borrower elects to send payments on Borrower's Account by postal mail, then Borrower agrees to send such payments to On Deck Capital, 901 N Stuart Street, Suite 700, Arlington, VA 22203. All alternative payments must be made in good funds by check, money order, wire transfer, automatic transfer from an account at an institution offering such service, or other instrument in U.S. Dollars. Borrower understands and agrees that payments made at any other address than as specified by Lender may result in a delay in processing and/or crediting. If Borrower makes an alternative payment on Borrower's Loan by mail or by any pay-by-phone or on-line service that Lender makes available while Borrower is enrolled in the Automatic Payment Plan, Lender may treat such payment as an additional payment and continue to process Borrower's scheduled Automatic Payment Plan payments or may reduce any scheduled Automatic Payment Plan payment by the amount of any such additional payment received.

8. APPLICATION OF PAYMENTS. Subject to applicable law, Lender reserves the right to apply payments to Borrower's Loan in any manner Lender chooses in Lender's sole discretion it being understood and agreed that any fees and interest will generally be paid during the earlier portion of the term.

9. POSTDATED CHECKS, RESTRICTED ENDORSEMENT CHECKS AND OTHER DISPUTED OR QUALIFIED PAYMENTS. Lender can accept late, postdated or partial payments without losing any of Lender's rights under this Agreement (a postdated check is a check dated later than the day it was actually presented for payment). Lender is under no obligation to hold a postdated check and Lender reserves the right to process every item presented as if dated the same date received by Lender or Lender's check processor unless Borrower gives Lender adequate notice and a reasonable opportunity to act on it. Except where such notice and opportunity is given, Borrower may not hold Lender liable for depositing any postdated check. **Borrower agrees not to send Lender partial payments marked "paid in full," "without recourse," or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement. All notices and written communications concerning postdated checks, restricted endorsement checks (including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount) or any other disputed, nonconforming or qualified payments, must be mailed or delivered to On Deck Capital, Client Service, 901 N Stuart Street, Suite 700, Arlington, VA 22203, Attn: Director of Operations.**

10. PREPAYMENT. Borrower may prepay Borrower's Loan in whole by paying Lender the sum total of the payments described in the payment schedule set forth in Borrower's Business Loan and Security Agreement Supplement less the amount of any Loan payments made prior to such prepayment. Borrower may prepay Borrower's Loan in part at any time and such payment shall be applied against the Total Repayment Amount described in the payment schedule set

forth in Borrower's Business Loan and Security Agreement Supplement.

11. SECURITY INTEREST. Borrower hereby grants to Lender, the secured party hereunder, a continuing security interest in and to any and all "Collateral" as described below to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the Loan described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, other fees and expenses (all hereinafter called "Obligations"). The Collateral includes the following property that Borrower (or Guarantor, if applicable, pursuant to Section 12) now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to Borrower now or in the future from any merchant processor(s) processing charges made by customers of Borrower via credit card or debit card transactions; and (ii) all other tangible and intangible personal property, including, but not limited to (a) inventory, (b) equipment, (c) investment property, including certificated and uncertificated securities, securities accounts, security entitlements, commodity contracts and commodity accounts, (d) instruments, including promissory notes (e) chattel paper, including tangible chattel paper and electronic chattel paper, (f) documents, (g) letter of credit rights, (h) accounts, including health-care insurance receivables, (i) deposit accounts, (j) commercial tort claims, (k) general intangibles, including payment intangibles and software and (l) as-extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code. The security interest Borrower (or Guarantor, if applicable, pursuant to Section 12) grants includes all accessions, attachments, accessories, parts, supplies and replacements for the Collateral, all products, proceeds and collections thereof and all records and data relating thereto. Lender disclaims any security interest in household goods in which Lender is forbidden by law from taking a security interest.

12. PROTECTING THE SECURITY INTEREST. Borrower agrees that Lender and/or Lender's Representative may file any financing statement, lien entry form or other document Lender and/or Lender's Representative requires in order to perfect, amend or continue Lender's security interest in the Collateral and Borrower agrees to cooperate with Lender and Lender's Representative as may be necessary to accomplish said filing and to do whatever Lender and Lender's Representative deems necessary to protect Lender's security interest in the Collateral. Borrower and Guarantor (defined below) each agree that, if any Guarantor is a corporate entity, then Lender or Lender's Representative may file any financing statement, lien entry form or other document against such Guarantor or its property that Lender and/or Lender's Representative requires in order to perfect, amend or continue Lender's security interest in the Collateral. Any such Guarantor agrees to cooperate with Lender and Lender's Representative as may be necessary to accomplish said filing and to do whatever Lender or Lender's Representative deems necessary to protect Lender's security interest in the Collateral. In this Agreement, "Lender's Representative" means any entity or individual that is designated by Lender to serve in such capacity.

13. LOCATION OF COLLATERAL; TRANSACTIONS INVOLVING COLLATERAL. Unless Lender has agreed otherwise in writing, Borrower agrees and warrants that (i) all Collateral (or records of the Collateral in the case of accounts, chattel paper and general intangibles) shall be located at Borrower's address as shown in the application, (ii) except for inventory sold or accounts collected in the ordinary course of Borrower's business, Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral, (iii) no one else has any interest in or claim against the Collateral that Borrower has not already told Lender about, (iv) Borrower shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Agreement and (v) Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral for less than the fair market value thereof. Borrower shall defend Lender's rights in the Collateral against the claims and demands of all other persons. All proceeds from any unauthorized disposition of the Collateral shall be held in trust for Lender, shall not be co-mingled with any other funds and shall immediately be delivered to Lender. This requirement, however, does not constitute consent by Lender to any such disposition.

14. TAXES, ASSESSMENTS AND LIENS. Borrower will complete and file all necessary federal, state and local tax returns and will pay when due all taxes, assessments, levies and liens upon the Collateral and provide evidence of such payments to Lender upon request.

15. INSURANCE. Borrower shall procure and maintain such insurance as Lender may require with respect to the Collateral, in form, amounts and coverage reasonably acceptable to Lender and issued by a company reasonably acceptable to Lender naming Lender as loss payee. If Borrower at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may obtain such insurance as Lender deems appropriate. Borrower shall promptly notify Lender of any loss of or damage to the Collateral.

16. REPAIRS AND MAINTENANCE. Borrower agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance may ever attach to or be filed against the Collateral.

17. INSPECTION OF COLLATERAL AND PLACE OF BUSINESS; USE OF PHOTOGRAPHS AND TESTIMONIALS. Lender and Lender's designated representatives and agents shall have the right during Borrower's normal business hours and at any other reasonable time to examine the Collateral wherever located and the interior and exterior of any Borrower place of business. During an examination of any Borrower place of business, Lender may examine, among other things, whether Borrower (i) has a place of business that is separate from any personal residence, (ii) is open for business, (iii) has sufficient inventory to conduct Borrower's business and (iv) has one or more credit card terminals if Borrower processes credit card transactions. When performing an examination, Lender may photograph the interior and exterior of any Borrower place of business, including any signage, and may photograph any individual who has signed the Agreement ("Signatory") unless the Signatory previously has notified Lender that he or she does not authorize Lender to photograph the Signatory. Lender may obtain testimonials from any Signatory, including testimonials on why Borrower needed the Loan and how the Loan has helped Borrower. Any photograph and testimonial will become and remain the sole property of Lender. Borrower and each Signatory grant Lender the irrevocable and permanent right to display and share any photograph and testimonial in all forms and media, including composite and modified representations, for all purposes, including but not limited to any trade or commercial purpose, with any Lender employees and agents and with the general public. Lender may, but is not required to, use the name of any Borrower and Signatory as a credit in connection with any photograph and testimonial. Borrower and each Signatory waive the right to inspect or approve

versions of any photograph or testimonial or the written copy or other media that may be used in connection with same. Borrower and each Signatory release Lender from any claims that may arise regarding the use of any photograph or testimonial, including any claims of defamation, invasion of privacy or infringement of moral rights, rights of publicity or copyright.

18. LENDER'S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender's interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any related documents, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any related documents, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Collateral and paying all costs for insuring, maintaining and preserving the Collateral. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender's option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan's maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

19. BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that: (i) Borrower will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Borrower's business and promises to hold Lender harmless from any damages, liabilities, costs, expenses (including attorneys' fees) or other harm arising out of any violation thereof; (ii) Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown in the application; (iii) Borrower is duly organized, licensed, validly existing and in good standing under the laws of its state of formation and shall hereafter remain in good standing in that state, and is duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of Borrower; (iv) the exact legal name of the Borrower is set forth in the application; (v) the aggregate ownership percentage of the Signatories is greater than fifty percent (50%) of the Borrower's business; (vi) the execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrower's powers, have been duly authorized, are not in contravention of law or the terms of Borrower's charter, by-laws or other organization papers, or of any indenture, agreement or undertaking to which Borrower is a party; (vii) all organization papers and all amendments thereto of Borrower have been duly filed and are in proper order and any capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower are accurate and up to date and will be so maintained; (viii) Borrower (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its organization documents and by-laws, all contractual requirements by which it may be bound and all applicable laws, rules and regulations other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Collateral; and (ix) there is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of the Collateral.

20. INTEREST AND FEES. Borrower agrees to pay the Interest Charge in full as set forth in the accompanying Business Loan and Security Agreement Supplement. In addition to any other fees described in the Agreement, Borrower agrees to pay the following fees:

A. Origination Fee: A one-time Origination Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement. Borrower agrees that this fee will be immediately deducted from the proceeds of Borrower's Loan.

B. Returned Payment Fee: A Returned Payment Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if any electronic payment processed on Borrower's Loan is returned unpaid or dishonored for any reason.

C. Late Fee: A Late Fee in the amount set forth in the accompanying Business Loan and Security Agreement Supplement if a scheduled payment is not received by Lender as provided in the payment schedule set forth in the Business Loan and Security Agreement Supplement.

Payments made by Borrower will be applied towards Loan interest and principal as set forth in Section 8, provided however that Lender may allocate payments hereunder in its sole discretion.

21. INTEREST AND FEE REFUNDS. If the Loan is subject to a law that sets maximum charges, and that law is finally interpreted so that the interest or other fees collected or to be collected in connection with this Agreement exceed the permitted limits, then (i) any such charge will be reduced by the amount necessary to reduce the charge to the permitted limit and (ii) any sums already collected from Borrower that exceed the permitted limits will be refunded or credited to Borrower.

22. ONLINE CUSTOMER PORTAL. When Borrower signs in with Borrower's valid username and password at loans.ondeckcapital.com, Borrower can obtain information about the Borrower's Loan, such as the outstanding balance, daily transactions and fees. No additional paper statement will be mailed to Borrower. Borrower agrees not to share Borrower's username and password to loans.ondeckcapital.com with any third party.

23. FINANCIAL INFORMATION AND REEVALUATION OF CREDIT. Borrower and each guarantor (if any) authorize Lender to obtain business and personal credit bureau reports in Borrower's and any guarantor's name, respectively, at any time and from time to time for purposes of deciding whether to approve the requested Loan or for any update, renewal, extension of credit or other lawful purpose. Upon Borrower's or any guarantor's request, Lender will advise Borrower or guarantor if Lender obtained a credit report and Lender will give Borrower or guarantor the credit bureau's name and address. Borrower and each guarantor (if any) agree to submit current financial information, a new credit application, or both, in Borrower's name and in the name of each guarantor, respectively, at any time promptly upon Lender's request. Borrower authorizes Lender to act as Borrower's agent for purposes of accessing and retrieving transaction history information regarding Borrower from Borrower's designated merchant processor(s). Lender may report Lender's credit experiences with Borrower and any guarantor of Borrower's Loan to third parties as permitted by law. Borrower also agrees that Lender may release information to comply with governmental reporting or legal process that Lender believes may be required, whether or not such is in fact required, or when

necessary or helpful in completing a transaction, or when investigating a loss or potential loss. Borrower is hereby notified that a negative credit report reflecting on Borrower's credit record may be submitted to a credit reporting agency if Borrower fails to fulfill the terms of Borrower's credit obligations hereunder.

24. ATTORNEYS' FEES AND COLLECTION COSTS. To the extent not prohibited by applicable law, Borrower shall pay to Lender on demand any and all expenses, including, but not limited to, collection costs, all attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of Obligations either as against Borrower or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender's security, and shall be secured hereby.

25. BORROWER'S REPORTS. Promptly upon Lender's written request, Borrower and each guarantor agrees to provide Lender with such information about the financial condition and operations of Borrower or any guarantor, as Lender may, from time to time, reasonably request. Borrower also agrees promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, to provide notice thereof to Lender in writing.

26. INDEMNIFICATION. Except for Lender's gross negligence or willful misconduct, Borrower will indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Lender may sustain or incur by reason of defending or protecting Lender's security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

27. MERGERS, CONSOLIDATIONS OR SALES. Borrower represents and agrees that Borrower will not (i) merge or consolidate with or into any other business entity or (ii) enter into any joint venture or partnership with any person, firm or corporation.

28. CHANGE IN LEGAL STATUS. Without Lender's consent, Borrower represents and agrees that Borrower will not (i) change its name, its place of business or, if more than one, chief executive office, its mailing address, or organizational identification number if it has one, or (ii) change its type of organization, jurisdiction of organization or other legal structure. If Borrower does not have an organizational identification number and later obtains one, Borrower shall forthwith notify Lender of such taxpayer identification number.

29. DEFAULT. The occurrence of any one or more of the following events (herein, "Events of Default") shall constitute, without notice or demand, a default under this Agreement and all other agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise: (i) Lender is unable to collect any Automatic Payment Plan payment on three consecutive dates due and/or, Borrower fails to pay any Obligations on three consecutive dates due; (ii) Borrower fails to comply with, promptly, punctually and faithfully perform or observe any term, condition or promise within this Agreement; (iii) the determination by Lender that any representation or warranty heretofore, now or hereafter made by Borrower to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given; (iv) the occurrence of any event such that any indebtedness of Borrower from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place; (v) the occurrence of any event that would cause a lien creditor, as that term is defined in Section 9-102 of the Uniform Commercial Code, to take priority over the Loan made by Lender; (vi) a filing against or relating to Borrower of (a) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (b) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (vii) the occurrence of any event of default under any other agreement between Lender and Borrower or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper); (viii) any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower's property; (ix) the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; (x) the failure by Borrower to generally pay the debts of Borrower as they mature; (xi) adjudication of bankruptcy or insolvency relative to Borrower; (xii) the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (the "Bankruptcy Code") or any other federal bankruptcy law; (xiii) the filing of any complaint, application or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; (xiv) the calling or sufferance of a meeting of creditors of Borrower; (xv) the meeting by Borrower with a formal or informal creditor's committee; (xvi) the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower that seeks or intends to accomplish a reorganization or arrangement with creditors; (xvii) the entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within 15 days of its entry; (xviii) the occurrence of any event or circumstance with respect to Borrower such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Lender and Borrower is impaired or there shall occur any material adverse change in the business or financial condition of Borrower (such event specifically includes, but is not limited to, taking additional financing from a credit card advance, cash advance company or an additional working capital loan); (xix) the entry of any court order that enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business; (xx) the occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower; (xxi) any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of

Borrower's assets; (xxii) the termination of existence, dissolution or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrower's current business; (xxiii) this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any guarantor of Borrower denies it has any further liability or obligation hereunder; (xxiv) any guarantor or person signing a support agreement in favor of Lender shall repudiate, purport to revoke or fail to perform his or her obligations under his guaranty or support agreement in favor of Lender or any corporate guarantor shall cease to exist; (xxv) any material change occurs in Borrower's ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (xxvi) Borrower dies; if Borrower is a sole proprietorship, the owner dies; if Borrower is a trust, a trustor dies; if Borrower is a partnership, any general or managing partner dies; if Borrower is a corporation, any principal officer or 10% or greater shareholder dies; if Borrower is a limited liability company, any managing member dies; if Borrower is any other form of business entity, any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies.

30. RIGHTS AND REMEDIES UPON DEFAULT. Subject to applicable law, if an Event of Default occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies:

A. Refrain from Disbursing Loan Proceeds: Lender may refrain from disbursing Borrower's Loan proceeds to Borrower's Designated Checking Account.

B. Debit Amounts Due From Borrower's Accounts: Lender may debit from Borrower's Designated Checking Account all Automatic Payment Plan payments that Lender was unable to collect and/or the amount of any other Obligations that Borrower failed to pay.

C. Accelerate Indebtedness: Lender may declare the entire Obligations immediately due and payable, without notice of any kind to Borrower.

D. Assemble Collateral: Lender may require Borrower and/or Guarantor to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Lender may require Borrower and/or Guarantor to assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter, provided Lender does so without a breach of the peace or a trespass, upon the property of Borrower and/or Guarantor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, Borrower and/or Guarantor agrees Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Borrower and/or Guarantor after repossession.

E. Sell the Collateral: Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in Lender's own name or that of Borrower and/or Guarantor. Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower, Guarantor and other persons as required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Collateral is to be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person's right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least 10 days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Agreement. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender's option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during either (a) the term of any applicable insurance policy or (b) the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan's maturity.

F. Appoint Receiver: Lender shall have the right to have a receiver appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the rents from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver may serve without bond if permitted by law. Lender's right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Obligations by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

G. Collect Revenues, Apply Accounts: Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in Lender's discretion transfer any Collateral into Lender's own name or that of Lender's nominee and receive the payments, rents, income and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize on the Collateral as Lender may determine, whether or not any amount included within the Obligations is then due. For these purposes, Lender may, on behalf of and in the name of Borrower and/or Guarantor, receive, open and dispose of mail addressed to Borrower; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment or storage of any Collateral. To facilitate collections, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

H. Obtain Deficiency: If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against Borrower and/or Guarantor for any deficiency remaining on the Obligations due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Borrower and/or Guarantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

I. Other Rights and Remedies: Lender shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity or otherwise.

J. Election of Remedies: Except as may be prohibited by applicable law, all of Lender's rights and remedies, whether evidenced by this Agreement, any related documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election

to make expenditures or to take action to perform an obligation of Borrower under the Agreement, after Borrower's failure to perform, shall not affect Lender's right to declare a default and exercise its remedies.

31. CONSENT TO JURISDICTION AND VENUE. Subject to Section 32 below, Borrower and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be brought in any court of the Commonwealth of Virginia or in the United States District Court for the Eastern District of Virginia, and Borrower waives personal service of process. Borrower and Lender agree that venue is proper in such courts.

32. ARBITRATION. To the extent that a claim or dispute arises out of, or in relation to this Agreement, including without limitation, the terms, construction, interpretation, performance, termination, breach, or enforceability of this Agreement, the parties hereby agree that the claim or dispute shall be, at the election of either party, resolved by mandatory binding arbitration in Virginia within a reasonable time period not to exceed ninety (90) days. The parties agree that the arbitration shall be administered by JAMS and the arbitration shall be conducted in accordance with the Expedited Procedures of the JAMS Comprehensive Arbitration Rules and Procedures except as otherwise agreed in this Agreement. The arbitrator shall be chosen in accordance with the procedures of JAMS, and shall base the award on applicable Virginia law. Judgment on the award may be entered in any court having jurisdiction, subject to Section 31 above. The parties further agree that the costs of the arbitration shall be divided equally between them, except that Lender will consider in good faith a request by Borrower to pay the costs of arbitration. Each party may pursue arbitration solely in an individual capacity, and not as a representative or class member in any purported class or representative proceeding. The arbitrator may not consolidate more than one person's or entity's claims, and may not otherwise preside over any form of a representative or class proceeding. This arbitration section is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

33. NO WAIVER BY LENDER. No delay or omission on the part of Lender in exercising any rights under this Agreement, any related guaranty or applicable law shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

34. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information that Lender now or hereafter may have relating to Borrower or Borrower's business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall affect a novation between Borrower and such other party.

35. INTERPRETATION. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

36. SEVERABILITY. If one or more provisions of this Agreement (or the application thereof) is determined invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

37. NOTICES. Except as otherwise provided in this Agreement, notice under this Agreement must be in writing. Notices will be deemed given when deposited in the U.S. mail, postage prepaid, first class mail; when delivered in person; or when sent by registered mail; by certified mail; or by nationally recognized overnight courier. Notice to Borrower will be sent to Borrower's last known address in Lender's records for this Loan. Notice to Lender may be sent to: On Deck Capital, 901 N Stuart Street, Suite 700, Arlington, VA 22203.

38. RECORDKEEPING AND AUDIT REQUIREMENTS. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement other than as required by law. Borrower will at all times keep accurate and complete records of Borrower's accounts and Collateral. At Lender's request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request. Lender, or any of its agents, shall have the right to call at Borrower's place or places of business at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence that relate to Borrower's accounts and Collateral or other transactions between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof. If Borrower was referred to Lender for this Loan by a third party (the "Referring Party"), then Borrower consents to Lender sharing certain reasonable information about Borrower with the Referring Party for purposes of the Referring Party verifying and/or auditing loans made through such Referring Party's referrals.

39. GOVERNING LAW. Subject to Section 32 above, our relationship including this Agreement and any claim, dispute or controversy (whether in contract, tort, or otherwise) at any time arising from or relating to this Agreement is governed by, and this Agreement will be construed in accordance with, applicable federal law and (to the extent not preempted by federal law) Virginia law without regard to internal principles of conflict of laws. The legality, enforceability and interpretation of this Agreement and the amounts contracted for, charged and reserved under this Agreement will be governed by such laws. Borrower understands and agrees that (i) Lender is located in Virginia, (ii) Lender makes all credit decisions from Lender's office in Virginia, (iii) the Loan is made in Virginia (that is, no binding contract will be formed until Lender receives and accepts Borrower's signed Agreement in Virginia) and (iv) Borrower's payments are not accepted until received by Lender in Virginia.

40. WAIVER OF NOTICES AND OTHER TERMS. Except for any notices provided for in this Agreement, Borrower and any person who has obligations pursuant to this Agreement (*e.g.*, a guarantor), to the extent not prohibited by applicable law hereby, waives demand, notice of nonpayment, notice of intention to accelerate, notice of acceleration, presentment, protest, notice of dishonor and notice of protest. To the extent permitted by applicable law, Borrower and any person who has obligations pursuant to this Agreement also

agree: Lender is not required to file suit, show diligence in collection against Borrower or any person who has obligations pursuant to this Agreement, or proceed against any Collateral; Lender may, but will not be obligated to, substitute, exchange or release any Collateral; Lender may release any Collateral, or fail to realize upon or perfect Lender's security interest in any Collateral; Lender may, but will not be obligated to, sue one or more persons without joining or suing others; and Lender may modify, renew, or extend this Agreement (repeatedly and for any length of time) without notice to or approval by any person who has obligations pursuant to this Agreement (other than the party with whom the modification, renewal or extension is made).

41. MONITORING, RECORDING AND ELECTRONIC COMMUNICATIONS. In order to ensure a high quality of service for Lender's customers, Lender may monitor and/or record telephone calls between Borrower and Lender's employees or agents. Borrower acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Borrower also agrees that Lender may communicate with Borrower electronically by e-mail.

42. JURY TRIAL WAIVER. To the extent not prohibited by applicable law, Borrower and Lender waive their right to a trial by jury of any claim or cause of action based upon, arising out of or related to the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Any such claim or cause of action shall be tried by court sitting without a jury.

43. CONFIDENTIALITY. Borrower shall not make, publish or otherwise disseminate in any manner a copy of this Agreement or any public statement or description of the terms of this Agreement, except to its employees, advisors and similar persons who have a legitimate need to know its contents.

44. ENTIRE AGREEMENT. Any application Borrower signed or otherwise submitted in connection with the Loan, the accompanying Business Loan and Security Agreement Supplement and the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) and any other documents required by Lender now or in the future in connection with this Agreement and Borrower's Loan are hereby incorporated into and made a part of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

45. COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. For purposes of the execution of this Agreement, fax signatures shall be treated in all respects as original signatures.

46. CUSTOMER SERVICE CONTACT INFORMATION. If you have questions or comments about your Loan, you may contact us by (i) e-mail at customerservice@ondeckcapital.com, (ii) telephone at (888) 269-4246 or (iii) mail at 901 N Stuart Street, Suite 700, Arlington, VA 22203.

47. GRANT OF LICENSE TO USE THE ON DECK PLATFORM. Subject to Borrower's compliance with this Agreement and the Terms of Use for the On Deck Platform, Lender grants Borrower a nonexclusive, revocable, non-transferable, non-sublicenseable, limited right and royalty-free license to use the On Deck Platform, effective solely during the term of the Loan and so long as an Event of Default has not occurred. The license granted to Borrower is personal, and no rights hereunder may be transferred by Borrower without the express written approval of Lender. Lender may terminate the license granted hereunder without notice at any time after an Event of Default has occurred.

48. PERSONAL GUARANTY. The undersigned (each a "Guarantor"), jointly and severally (if more than one), absolutely and unconditionally guarantee the prompt payment to Lender, including its successors and assignees, of any and all Obligations incurred by the Borrower pursuant to the Agreement. Each Guarantor further agrees to repay the Obligations on demand, without requiring Lender first to enforce payment against Borrower. This is a guarantee of payment and not of collection. This is an absolute, unconditional, primary, and continuing obligation and will remain in full force and effect until the first to occur of the following: (i) all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Personal Guaranty, or (ii) 30 days after the date on which written notice of revocation is actually received and accepted by Lender. No revocation will affect: (i) the then existing liabilities of the revoking Guarantor under this Personal Guaranty; (ii) Obligations created, contracted, assumed, acquired or incurred prior to the effective date of such revocation; (iii) Obligations created, contracted, assumed, acquired or incurred after the effective date of such revocation pursuant to any agreement entered into or commitment obtained prior to the effective date of such revocation; or (iv) any Obligations then or thereafter arising under the agreements or instruments then in effect and then evidencing the Obligations. Each Guarantor waives all notices to which the Guarantor might otherwise be entitled by law, and also waives all defenses, legal or equitable, otherwise available to the Guarantor. This Personal Guaranty shall be construed in accordance with the laws of the Commonwealth of Virginia, and shall inure to the benefit of Lender, its successors and assigns. To the extent not prohibited by applicable law, each of the undersigned Guarantors waives its right to a trial by jury of any claim or cause of action based upon, arising out of or related to this guaranty, the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Any such claim or cause of action shall be tried by court sitting without a jury.

[Signature page follows]

Guarantor #1: ______________________________
(Signature)

KENNETH KOVIE

Date: ______________________________

Guarantor #2: ______________________________
(Signature)

Date: ______________________________

Guarantor #3: ______________________________
(Signature)

Date: ______________________________

Note: Both sections 48 (Personal Guaranty) and 49 (Certification and Signatures) must be signed and dated before a loan can be funded.

49. CERTIFICATION AND SIGNATURES. By signing below or authorizing the person signing below to sign on its behalf, Borrower certifies that Borrower has received a copy of this Agreement and that Borrower has read, understood and agreed to be bound by its terms. Each person signing below certifies that each person is signing on behalf of the Borrower in the capacity indicated below the signer's name and that such signer is authorized to execute this Agreement on behalf of or the in stated relation to Borrower.

Use of Proceeds Certification

As referred to in Section 4, by signing below, the Borrower certifies, acknowledges and understands that the proceeds from the requested Loan will be used solely for purchasing or acquiring specific products or services, for the following purposes only:

- working capital
- insurance (but not self insurance programs)
- services or equipment
- merchandise, inventory or specified goods
- improvements / construction of facilities (but not purchase of real estate)
- loans to finance specified sales transactions
- public works projects or educational services (e.g., training)

Borrower #1: ______________________________
(Signature)

KENNETH KOVIE

Title: ______________________________

Date: ______________________________

Borrower #2: ______________________________
(Signature)

Title: ______________________________

Date: ______________________________

Borrower #3: ______________________________
(Signature)

Title: ______________________________

Date: ______________________________

For Lender's Use Only: This Agreement has been received and accepted by Lender in Virginia after being signed by Borrower and any Guarantor(s).

By: ______________________________
(Signature)

____
(Print Name)

Position: ______________________________

Date: ______________________________

FACTS

WHAT DOES ON DECK CAPITAL, INC. DO WITH YOUR PERSONAL INFORMATION?

Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.
What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include: • Social Security number and income • Loan amount and payment history • Credit history and business cash flow
How?	All financial companies need to share a customer's personal information to run their everyday business. In the section below, we list the reasons financial companies can share a customer's personal information; the reasons On Deck Capital Inc. chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does On Deck Capital, Inc. share?	Can you limit this sharing?
For our everyday business purposes— such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes— to offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	Yes
For our affiliates' everyday business purposes— information about your transactions and experiences	Yes	No
For our affiliates' everyday business purposes— information about your creditworthiness	Yes	No
For our affiliates to market to you	No	Yes, however we currently don't share
For nonaffiliates to market to you	Yes	Yes

To limit our sharing	• Call 888-269-4246 - our menu will prompt you through your choices(s) or • Visit us online: www.ondeck.com **Please note:** If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice. However, you can contact us at any time to limit our sharing.
Questions?	Call 888-269-4246 or go to www.ondeck.com

Who we are	
Who is providing this notice?	On Deck Capital, Inc.

What we do	
How does protect my personal information?	To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
How does collect my personal information?	We collect your personal information, for example, when you ■ Apply for a loan or sign up for On Deck Insights
Why can't I limit all sharing?	Federal law gives you the right to limit only ■ **sharing for affiliates' everyday business purposes—information** about your creditworthiness ■ **affiliates** from using your information to market to you ■ **sharing for nonaffiliates to market to you** State laws and individual companies may give you additional rights to limit sharing.
What happens when I limit sharing for an account I hold jointly with someone else?	Your choices will apply to everyone on your business loan agreement.

Definitions	
Affiliates	Companies related by common ownership of control. They can be financial and nonfinancial companies.